EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of this 15th day of October, 2012, by and between STL Marketing Group, Inc, a Colorado corporation (Herein referred to as the “Company”) and Jaime L. Kniep (Herein referred to as the “Employee”.)

BACKGROUND

The company recognizes the importance of the Employee to the Company and desires that it employ Employee for the period of employment and upon subject to the terms and conditions herein provided.

AGREEMENTS

In consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

Section 1. Term of Employment

The Company has hired the Employee as an employee with a start date of October 15th, 2012 with a guarantee of continued employment until a minimum of five years . The Company wishes to continue employment beyond this date for as long as the employee is able to perform all required duties for the company, follows all company rules and the Company has work available for the Employee and Employee hereby accepts such employment.

Section 2. Compensation and Bonuses

The Company will pay the Employee for his/her services at a base rate equal to $100,000.00 gross per year, paid on the 5th of each month with the proper payroll taxes deducted.

The Company and Employee agree to review this salary on an annual basis or if a significant event, such as a merger, acquisition or other significant business event takes place. Said reviews will entail a comparison of similar positions in the marketplace to ensure that the salary is comparable to other companies.

Employee will be compensated for wages earned, Schedule A, since STLK is acquiring Employee’s current Employer. These wages will be paid when possible and up to 50% may be paid with a convertible note with a 50% discount. Employee must elect this convertible note option by December 31st, 2012.

Section 3. Role and Duties.

3.1 Duties. Employee is engaged as Chief Financial Officer; and shall have authority over such decision-making and managerial duties regarding the business of Employer; and shall supervise and direct all of the business of Employer according to business plans and strategies provided by Employer. The precise services of Employee may be extended or curtailed by mutual agreement of Employer and Employee from time to time. The scope of these duties is reflected in Appendix B.

3.2 Extent of Services. Employee shall devote so much of his/her productive time, ability and attention to the business of the Company as is necessary to fulfill his/her duties; and shall perform all such duties in a professional, ethical and businesslike manner.

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3.3 Engaging in Other Employment. Employee hereby agrees to undertake the responsibilities for and devote his/her productive time, abilities, and attention to the business of Employer during the term of this Agreement.

3.4 Regulations. Employee agrees to comply with all federal, state and local laws, ordinances, and regulations in the conduct of his business on behalf of Employer.

3.5 Accountability. Employee shall be directly responsible to the Board.

Section 4. Benefits

Employee will receive the following benefits at this time, including paid personal days, accrued vacation days and health insurance.

4.1 Health Insurance. Employer shall provide and pay for health, dental and life insurance for Employee and their family with an insurance carrier of Employer’s choice. The benefits offered under this paragraph shall include a standard executive employee health and life insurance program.

4.2 Expenses. Employee may incur reasonable expenses for promoting Employer’s business, including expenses for entertainment, travel and similar items. Employer will reimburse Employee for all such reasonable expenses upon Employee’s presentation of an itemized account of such expenditures. Employer shall provide Employee with a Diner’s Club, American Express or other credit card for his/her use in promoting and representing Employer, dependent upon Employee’s credit worthiness.

4.3 Paid Time Off. Employee time off compensation will be accounted for on a calendar basis. Employee shall be entitled each year to three (3) weeks vacation, six (6) sick days, their birthday (must be used during the birthday month), and one (1) personal day. All time off will follow the “Use it or Lose it” platform and therefore must be used within the calendar year or the Employee surrenders their use of remaining time off. No outstanding time off will be accrued to the next year, nor will it be paid out in cash or stock.

4.4 Employee will be eligible to participate in the Company’s 40IK/ IRA plan as offered from time to time.

Section 5. Disability; Death during Employment

5.1 Disability. If Employee is unable to perform his/her services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed twelve (12) months shall be sixty percent (60%) of Employee’s then current salary. Employee’s full compensation shall be reinstated upon his/her recovery. Notwithstanding anything to the contrary, Employer may terminate this Agreement at any time after Employee shall be absent from his/her employment, for whatever cause, for a continuous period of more than twelve (12) months, and the obligations of Employer shall thereupon terminate. If it is determined, pursuant to the terms of this Agreement, that Employee is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Employer shall have the right to hire an employee to replace them in whatever position they may have at that time.

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5.2 Disability Insurance. In lieu of the foregoing, Employer may obtain disability insurance for Employee. Should this occur, paragraph 5.1 shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1.

5.3 Death During Employment. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which death occurs. In addition, Employer shall pay a sum equal to two (2) year’s compensation payable in three equal monthly installments after the death of Employee to the spouse of Employee or if he/she is not survived by his/her spouse, then to Employee’s heirs in equal shares, or if there are no such surviving heirs, to the estate of Employee.

Section 6. Confidential Information; Trade Secrets; Proprietary Rights

6.1 Confidentiality. Employee hereby acknowledges that he/she has received information regarding the business of Employer, including but not limited to customer lists, product information, business strategy, employee agreements, which information is confidential information (the “Confidential Information”). The parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer’s business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of three (3) years subsequent to the termination of this Agreement or termination of Employee as an employee of Employer, whether such termination is with or without cause.

6.2 Products. All products relating to Employer’s business, designed, improved or enhanced by Employee, will be the sole property of Employer and Employee will not be allowed to possess or use them unless Employer agrees in writing thereto. Whenever requested to do so by Employer, Employee will execute any and all applications, assignments or other instruments that Employer deems necessary to protect Employer’s interests therein. Employee’s obligations hereunder shall survive the termination of Employee’s employment with respect to inventions, discoveries and improvements conceived or made by Employee during the term of Employee’s employment described in this Agreement.

6.3 Return Upon Termination. Employee agrees that upon termination he/she will return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, employee handbook, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices.

Section 7. Non-competition

7.1 Non-Competition. During Employee’s term of employment set forth in this Agreement, and for a period of one (1) year thereafter, Employee will not directly or indirectly be an owner, partner, director, manager, officer or employee or otherwise render services or be associated with any business that competes with Employer.

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Section 8. Termination

8.1 Termination With Cause. With cause, Employer may terminate this Agreement upon thirty (30) days’ notice to Employee. In such event, Employee shall continue to render his services and shall be paid his/her regular compensation up to the date of termination. Severance allowance shall be equal to six (6) month’s salary of Employee. For purposes of this Agreement, termination “with cause” shall be for any of the following:

8.1.a	Any breach of any material obligations owed to Employer;

8.1.b	Failure to follow the directive of the Company’s board of directors; or

8.1.c	Conviction of a felony.

8.2 Termination Without Cause. Employer may terminate Employee without cause upon thirty (30) days written notice. Upon termination without cause by employer, Employee shall be entitled to cash compensation equal to the greater of the following:

8.2.a	The then existing base salary of Employee, as defined in Section 2, for the remainder of the term of this Agreement; or

8.2.b	The then existing base salary of Employee, as defined in Section 2, for a period of one (1) year from the date of termination without cause.

In the event of termination without cause, all cash compensation, as referred to above, shall be paid to Employee on a monthly basis.

Section 9. General Provisions

9.1. Waiver of Breach. The waiver by Employer of breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

9.2 Assignment. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his/her rights under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

9.3 Modification. This Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

9.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado.

9.5 Integration Clause. This instrument contains the entire agreement between the parties hereto and supersedes any and all prior written and/or oral agreements. This Agreement may be altered or modified only in writing signed by the parties hereto.

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9.6 Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to the parties at each party’s last known address.

For Employee to:

Jaime L. Kniep
5180 Copper Drive
Colorado Springs, CO 80918

For Company to:

STL Marketing Group, Inc.
10 Boulder Crescent, Suite #102
Colorado Springs, CO 80903

9.7 Attorneys’ Fees. Should any party seek the enforcement of any term of this Agreement, the prevailing party thereunder shall be entitled to attorneys’ fees and costs for the enforcement of such term or provision.

9.8 Arbitration. In the event of any dispute arising under this Agreement, including any dispute regarding the nature, scope or quality of services provided by either party hereto, its is hereby agreed that such dispute shall be resolved by binding arbitration to be conducted by the American Arbitration, to be arbitrated in accordance with its rules and regulations and procedures in Colorado Springs, Colorado. In the event of any such arbitration, pending resolution of the arbitration and the award of costs by the arbitrator, each party hereto shall advance one-half of the amounts, if any, requested by the arbitrator and/or the sponsoring organization.

SIGNATURES ON NEXT PAGE

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IN WITNESS WHEREOF, the parties executed this Agreement as of the date first written above.

IN WITNESS WHEREOF, the parties have read, understood and executed this Employment Agreement as of the date first written above.

EMPLOYEE	STL MARKETING GROUP, Inc.

	By:	/s/ Paul Sorkin 10/15/12
Employee / Date	CEO:	Paul Sorkin / Date

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Schedule A- Owed Compensation from Versant Corporation

As of October 15th, 2012 EMPLOYEE is owed $104,166.67 for work done for Versant Corporation prior to STLK purchasing Versant.

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Schedule B- Duties and Responsibilities

RESOLVED, that the Chief Financial Officer shall be responsible for:

1.	All of the Company’s financial reporting, statements and day-to-day handling of the bank accounts and other financial resources.

2.	The accuracy and veracity of the financial statements and the Company’s financials status.

3.	Coordination of regular audits on the financial records as well as any interim audits that may be required from time to time.

4.	Organize and design the company’s processes and procedures with relation to the financial systems the Company uses.

5.	Responsible for the handling of corporate financial relations including but not limited to banks and financial institutions.

6.	Overseeing the handling of bank accounts, credit cards, credit lines and other financial instruments.

7.	Provide regular reports on the finances of the Company to the President and the Board of Directors.

8.	Strategic planning of the corporate finances.

9.	Participate and assist in the development of the strategic planning of the Company with the Board of Directors and the President.

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